Exhibit 10.7

Evolve Transition Infrastructure LP
2021 Equity Inducement Award Program

Inducement Award Agreement Relating to
Restricted Units – NYSE American: SNMP

Participant: Randall L. Gibbs

Grant Date: November 3, 2021

1.Introduction.
(a)Purpose. The purpose of Evolve Transition Infrastructure LP 2021 Equity Inducement Award Program (the “Program”) is to further the long term stability and success of Evolve Transition Infrastructure LP (formerly known as Sanchez Midstream Partners LP), a Delaware limited partnership (the “Partnership”) and its Affiliates (as defined in the Inducement Plan referenced below) by providing a program to reward selected individuals hired as employees of the Partnership, Evolve Transition Infrastructure GP LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”), and their Affiliates with grants of inducement awards.  The Board of Directors of the General Partner (the “Board”) believes that such awards induce participants to become employed by the Partnership, the General Partner or an Affiliate thereof, encourage superior quality work, and further align the interests of the unitholders of the Partnership with the employees of the Partnership, the General Partner and their Affiliates.
(b)Inducement Award Status.  This Inducement Award Agreement (this “Agreement”) evidences the grant of Restricted Units (described below), pursuant to the Program authorized by the Board under Rule 711(a) of the NYSE American Company Guide (the “Inducement Award”), granted to Participant outside of the Sanchez Production Partners LP Long-Term Incentive Plan (the “Plan”), as a material inducement for Participant to accept employment with the General Partner and enter into the Executive Services Agreement with the General Partner dated November 3, 2021 (the “Employment Agreement”).  Notwithstanding the foregoing, it is intended that all of the terms and conditions of the Plan that would otherwise have been applicable to the Inducement Award had the Inducement Award been granted under the Plan shall be applicable to the Inducement Award, and accordingly, references to the Plan (including capitalized terms thereunder) are made herein for such purpose and those terms are incorporated herein by reference (such Plan, as incorporated herein for such purpose, being the “Inducement Plan”). Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board concerning any questions arising under this Agreement or the Inducement Plan with respect to the Inducement Award.
(c)Employment Agreement; Inducement Provision.  In addition, this Agreement and the Inducement Award are made in consideration of Participant’s employment with the General Partner and are subject to any applicable terms set forth in Section 3(c)(i) of the Employment Agreement (the “Inducement Provision”).  Accordingly, this Agreement also incorporates any terms and conditions relating to the Inducement Award (including capitalized terms thereunder) contained in the Employment Agreement, and specifies other applicable terms and conditions thereof.
(d)Related Matters.  Copies of the Plan (as the Inducement Plan), are attached or have otherwise been electronically provided to Participant.  By executing this Agreement, Participant acknowledges that he or she has received copies of the Plan (as the Inducement Plan) and the Employment Agreement and have read, understand and agree to all terms.  Participant may request additional copies of the Plan (as the Inducement Plan) and the Employment Agreement by contacting the Chief Financial Officer, Charles Ward, at Evolve Transition Infrastructure LP, c/o Stonepeak Infrastructure Partners, 600 Travis Street, Suite 6290, Houston, Texas 77002, email: cward@evolvetransition.com.
2.Grant of Restricted Units.
(a)Grant.  The Partnership hereby grants to Participant 5,755,056 Restricted Units (the “Restricted Units” and each, a “Restricted Unit”), effective as of the “Grant Date” set forth above, under the Program (as the Inducement Award described above) on the terms and conditions set forth herein and in the Inducement Plan and the Employment Agreement (and more particularly the Inducement Provision set forth therein), which are attached hereto respectively as Appendix A and Appendix B and are incorporated herein by reference as a part of this agreement (this “Award Agreement”).
(b)No Certificates.  The Restricted Units shall be evidenced in book-entry form in the name of Participant.
(c)General.  The Restricted Units granted to Participant are subject to all of the provisions of the Inducement Plan, the Inducement Provision and this Award Agreement, together with all rules and determinations from time to time issued by the Partnership and by the Board pursuant to the Inducement Plan and the Inducement Provision.  Except where explicitly noted herein, in the event of any conflict between the terms of the Inducement Plan or the Inducement Provision and the terms of this Award Agreement, the Inducement Plan or the Inducement Provision shall control, as applicable (the Inducement Provision shall control in the event of conflicts between the terms of the Inducement Plan and the Inducement Provision).  Capitalized terms used in this Award Agreement but not defined herein shall have the meanings ascribed to such terms in the Inducement Plan and the Employment Agreement, unless the context requires otherwise.
3.Vesting and Distributions.
(a)Vesting of Restricted Units.  Except as otherwise provided in Section 3(c) and Section 3(d), each tranche of Restricted Units granted pursuant to this Award Agreement (each being a “Tranche”) shall fully vest in Participant subject to Participant’s continued qualification as an Eligible Person and the satisfaction of the applicable performance conditions described in the chart below under the heading “Vesting Event”, such that, the restrictions set forth in this Section 3(a) and in Section 3(c), Section 3(d) and Section 3(e) shall lapse according to the following schedule of vesting events:

Tranche	Number of Restricted Units	Vesting Event
First	1,224,480

Earlier of (i) the occurrence of the “Offtake Condition” for the “Initial Project” or a “Subsequent Project” within the Vesting Period (as defined below) or (ii) the achievement of the First Tranche TSR Goal.

Second	2,265,288	Earlier of (i) the occurrence of “Financial Close” for the “Initial Project” or a “Subsequent Project” within the Vesting Period or (ii) the achievement of the Second Tranche TSR Goal.
Third	2,265,288	Earlier of (i) the occurrence of “Commercial Operation” for the “Initial Project” or a “Subsequent Project” within the Vesting Period or (ii) the achievement of the Third Tranche TSR Goal.
(i)For purposes of this Section 3(a), reference is made to that certain Framework Agreement by and between HOBO Renewable Diesel LLC and Evolve Transition Instructure LP, dated November 3, 2021 (the “Framework Agreement”).
(x)The definitions and other applicable provisions set forth in the Framework Agreement are incorporated herein by reference for purposes of defining the following terms: (1) “Commercial Operation”, (2) “Financial Close”, (3) “Initial Project”, (4) “Offtake Condition”, and (5) “Subsequent Project”.
(y)For the avoidance of doubt, if Financial Close is achieved with respect to an Initial Project or Subsequent Project, the Offtake Condition is deemed to be achieved with respect to such Initial Project or Subsequent Project, as applicable, and if Commercial Operation is achieved with respect to an Initial Project or Subsequent Project, both the Offtake Condition and Financial Close will also be deemed to be achieved with respect to such Initial Project or Subsequent Project, as applicable.  Additionally, if the Second Tranche TSR Goal is achieved, the First Tranche TSR Goal will be deemed achieved and if the Third Tranche TSR Goal is achieved, both the First Tranche TSR Goal and the Second Tranche TSR Goal will be deemed achieved.
(ii)For purposes of this Section 3(a), the TSR for the Partnership shall be determined pursuant to the following formula and in accordance with the following definitions and rules:

TSR = ((Closing Average Value - Opening Average Value) + Distributions) ÷ Opening Average Value

(x)“Closing Average Value” shall mean the average value of the Partnership’s common units for the 30 trading days ending on the last day of the relevant period, which shall be calculated as follows: (A) determine the closing price of the Partnership’s common units on each trading date during 30-day period and (B) average the amounts so determined for the 30-day period.
(y)“Opening Average Value” shall mean the average value of the Partnership’s common units for the 30 trading days preceding the Grant Date, which shall be calculated as follows: (A) determine the closing price of the Partnership’s common units on each trading date during the 30-day period and (B) average the amounts so determined for the 30-day period.
(z)“Distributions” shall mean the dollar amount equal to the cash distributions paid on one common unit during the relevant period.

Each of the foregoing amounts shall be equitably adjusted for unit splits, unit distributions, recapitalizations, and other similar events affecting the units in question.

(iii)For purposes of this Section 3(a), achievement of the Tranche TSR Goals (referenced above) with respect to each of the First Tranche, Second Tranche and Third Tranche shall be determined as follows:
(x)The “First Tranche TSR Goal” shall be achieved if the Partnership achieves and maintains a TSR of 150% for 60 consecutive days, in respect of the period commencing on the Grant Date and ending on the last day of the applicable calendar quarter, but in no event later than December 31, 2023.
(y)The “Second Tranche TSR Goal” shall be achieved if the Partnership achieves and maintains a TSR of 200% for 60 consecutive days, in respect of the period commencing January 1, 2023 and ending on the last day of the applicable calendar quarter, but in no event later than December 31, 2024.
(z)The “Third Tranche TSR Goal” shall be achieved if the Partnership achieves and maintains a TSR of 250% for 60 consecutive days, in respect of the period commencing January 1, 2024 and ending on the last day of the applicable calendar quarter, but in no event later than December 31, 2025.
(b)Distributions.  Excepting with respect to any distribution declared by the Partnership for the fourth quarter of 2021, Participant shall accrue cash UDRs during the Vesting

Period on any unvested Restricted Units as and when distributions are made to holders of Units, which accrued cash UDRs shall be paid to Participant as and when, and to the extent that, such Restricted Units vest pursuant to Section 3(a) above or Section 3(c) below.
(c)Acceleration.  Notwithstanding the foregoing:
(i)Upon the occurrence of a Change in Control, all of Participant’s unvested Restricted Units shall become vested Restricted Units.
(ii)The Board may, in its discretion, permit Participant’s unvested Restricted Units to become vested in whole or in part upon the acquisition of any entity or assets (or combination thereof) by the Partnership or a subsidiary thereof pursuant to a total aggregate investment (of either debt or equity) including both payment of any purchase price and related costs in any such acquired entity or assets) of at least $300,000,000, it being understood that the foregoing is not intended to apply to acquisitions involving or relating to (x) any “Projects” contemplated by the Framework Agreement, (y) affiliate drop-down transactions or (z) other transactions that are not sourced by the Participant, Jonathan Hartigan and Mike Keuss.
(iii)Upon the occurrence of Participant’s Involuntary Termination (as defined below) or death, a pro-rata portion of Participant’s unvested Restricted Units shall remain eligible for vesting pending achievement of the applicable performance goal pursuant to Section 3(a).  Such pro-rata portion shall be calculated by reference to the following fraction (x) the numerator of which is the number of calendar months during the Vesting Period that end prior such Involuntary Termination or death, and (y) the denominator of which is the number of calendar months during the Vesting Period that end prior to the achievement of the applicable performance goal pursuant to Section 3(a).  For purposes of this Award Agreement, “Vesting Period”, shall mean the seven-year period beginning as of the Grant Date with respect to any then-unvested Tranche.

For purposes of this Award Agreement, “Involuntary Termination” shall mean any termination of Participant’s service with the Partnership or any subsidiary or Affiliate of the Partnership, including the General Partner (any of whom is the “Service Recipient”) that results from:  a termination of Participant’s services with respect to the Service Recipient without Cause (as defined below) at a time when Participant is otherwise willing and able to continue providing services.  The term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of Participant’s death.  An “Involuntary Termination” is intended to constitute an “involuntary separation from service” pursuant to Treasury Regulation 1.409A-1(n).

For purposes of this Award Agreement, “Change in Control” and “Cause” shall have the meaning set forth in the Employment Agreement; provided that, “Cause” for purposes of this Award Agreement shall also mean:

Participant’s willful and continued failure to substantially perform his or her services to the Service Recipient (other than any such failure resulting from his or her incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by the Service Recipient, which demand specifically identifies the manner in which the Service Recipient believes that Participant has not substantially performed his or her services to the Partnership or an Affiliate thereof (the “Additional Cause Event Clause”);

provided, however, that, any of the events described in Section 4(b)(iv)(3) or Section 4(b)(iv)(4) of the Employment Agreement or in the Additional Cause Event Clause shall constitute Cause only if Participant fails to cure such event to the reasonable satisfaction of the Service Recipient within 30 calendar days of receiving written notice from the Service Recipient of the event which allegedly constitutes Cause.

(d)Forfeiture.
(i)Except in connection with an acceleration pursuant to Section 3(c) above and subject to Section 3(d)(ii), all Restricted Units that are then unvested, shall become forfeited, null and void on the earlier of (x) the date on which Participant no longer qualifies as an Eligible Person, or (y) the close of the Vesting Period if the applicable performance conditions described in Section 3(a) are not satisfied as of such time.
(ii)Board Discretion.  The Board may, in its discretion, waive in whole or in part any forfeiture pursuant to this Section 3(d).
(e)Transfer Restrictions.
(i)None of the Restricted Units or any right or interest therein may be assigned, alienated, pledged, attached, sold, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, by operation of law or otherwise, by Participant and any such purported assignment, alienation, pledge, attachment, sale, exchange, hypothecation, transfer, encumbrance or other disposition of Restricted Units shall be void and unenforceable against the Partnership or any of its Affiliates and shall result in the immediate forfeiture of all unvested Restricted Units; provided, however, that the Restricted Units may be transferred by Participant without consideration to immediate family members or related family trusts, family limited partnerships or similar entities or pursuant to Participant’s will or the laws of descent and distribution following Participant’s death.  References to Participant, to the extent relevant in the context, shall include references to authorized transferees.
(ii)The Partnership shall not be required to (i) transfer on its books any Restricted Units that have been sold or otherwise transferred in violation of any of the Restricted Units, or (ii) accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which such Restricted Units shall have been so transferred.

(f)Ownership Rights.  Subject to the vesting restrictions provided in Sections 3(a) and (c) and the risk of forfeiture pursuant to Section 3(d), Participant shall have full ownership rights in respect of the Restricted Units, including the right to vote along with the other common unitholders.  In the event of forfeiture of Restricted Units, Participant shall have no further rights with respect to such Restricted Units.  However, the forfeiture of the Restricted Units pursuant hereto shall not create any obligation to repay cash UDRs received as to such Restricted Units, nor shall such forfeiture invalidate any votes given by Participant with respect to such Restricted Units prior to forfeiture.  In the event any federal, state and local income and/or employment tax withholding requirements apply (i.e., if applicable) to the payment of (i) an UDR payable in Units, the provisions of Section 4 shall be applied to the UDR in the same manner as would have applied to the Restricted Units or (ii) an UDR payable in cash, the applicable withholding requirements shall be satisfied by reducing the amount of the payment due to Participant in respect of the UDR.
4.Withholding of Tax.
(a)General.  Participant hereby authorizes the Partnership or any Affiliate to withhold from any payment due or transfer made pursuant to this Award Agreement, or from any compensation or other amount owing to Participant, the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to this Award Agreement or other property) of any applicable taxes payable in respect of this Award Agreement, the vesting or any payment or transfer under this Award Agreement and to take such other action as may be necessary in the opinion of the Partnership to satisfy its withholding obligations, if any, for the payment of such taxes, and in this regard, such withholding obligation may be satisfied by Participant timely remitting (in cash, check or wire transfer) to the Partnership or the Internal Revenue Service, at the Partnership’s election, the amount of any such applicable taxes (as determined by the Partnership).
(b)Net Units.  Unless Participant satisfies the tax withholding obligation, if any, as set forth above, by timely remitting such amounts to the Partnership or the Internal Revenue Service (at the Partnership’s election) by cash, check or wire transfer, all Units to be issued pursuant to this Award Agreement shall, if applicable, be net of tax withholding, such that the tax withholding obligation, if any, of Participant in respect of this Award Agreement and such Units is satisfied through the retention by the Partnership of a number of Units equal to Participant’s aggregate tax withholding obligation divided by the per-unit Fair Market Value for the date immediately prior to the date of such issuance of Units.
(c)Section 83(b) Election.  Participant acknowledges that the tax consequences associated with the Inducement Award are complex and that the Partnership has urged Participant to review with Participant’s own tax advisors the federal, state, and local tax consequences of the Inducement Award.  Participant is relying solely on such advisors and not on any statements or representations of the Partnership or any of its agents.  Participant understands that Participant (and not the Partnership) shall be responsible for Participant’s own tax liability that may arise as a result of the Inducement Award.  Participant understands further that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the fair market value of the Restricted Units as of the vesting date.  Participant also understands that Participant may elect to be taxed at the Grant Date rather than at the time the Restricted Units vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service and by providing a copy of the election to the Partnership (an “83(b) Election”).  In the event Participant makes an 83(b) Election as provided hereunder, the Partnership’s related withholding obligation shall be satisfied by Participant timely remitting (in cash, check or wire transfer) to the Partnership or the Internal Revenue Service, at the Partnership’s election, the amount of any such applicable taxes (as determined by the Partnership).  PARTICIPANT ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN 83(b) ELECTION IN ACCORDANCE WITH SECTION 83(b) OF THE CODE; THAT SUCH 83(b) ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AND A COPY OF THE 83(b) ELECTION GIVEN TO THE PARTNERSHIP) WITHIN 30 DAYS OF THE GRANT OF THE RESTRICTED UNITS TO PARTICIPANT; AND THAT PARTICIPANT IS SOLELY RESPONSIBLE FOR MAKING SUCH 83(b) ELECTION AND SOLELY RESPONSIBLE FOR SATISFYING ALL TAX LIABILITIES WITH RESPECT TO SUCH 83(b) ELECTION.
5.Binding Effect.  This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under Participant.
6.Entire Agreement and Amendment.  This Award Agreement together with the Inducement Plan and the Inducement Provision constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby made null and void and of no further force and effect.  Nothing in the Inducement Plan, the Inducement Provision or this Award Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the parties hereto.
7.Notices.  Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to, if issued to Participant, Participant’s current address on file with the Partnership, or if issued to the Partnership, to the Partnership’s principal offices.
8.Execution of Receipts and Releases.  Payment of cash or issuance or transfer of Units or other property to Participant, or to Participant’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder.  The Partnership may require Participant or Participant’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as the Partnership shall reasonably determine.
9.Reorganization of the Partnership.  The existence of this Award Agreement shall not affect in any way the right or power of any of the Partnership and its Affiliates or their respective unitholders, stockholders or other equity holders to make or authorize (a) any or all adjustments, recapitalizations, reorganizations or other changes in the respective capital structures or businesses of any of the Partnership and its Affiliates; (b) any merger or consolidation of any of the Partnership and its Affiliates; (c) any issue of bonds, debentures, preferred or prior preference units or securities ahead of or affecting the Restricted Units or the rights thereof; (d) the dissolution or liquidation of any of the Partnership and its Affiliates, or any sale or transfer of all or any part of their respective assets or businesses; or (e) or any other limited liability company or corporate act or proceeding, as applicable, whether of a similar character or otherwise.
10.Recapitalization Events.  In the event that the Committee determines that any distribution (whether in the form of cash, common units, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of Units (or other securities or property) subject to this Award Agreement or, if deemed appropriate by the Committee, make provision for a cash payment to Participant; provided, however, that the number of Units subject to this Award Agreement shall always be a whole number.
11.Certain Restrictions.  By executing this Award Agreement, Participant acknowledges that he or she will enter into such written representations, warranties and agreements and execute such documents as the Partnership may reasonably request in order to comply with the securities laws or any other applicable laws, rules or regulations or with this document or the terms of the Inducement Plan and the Inducement Provision.
12.Amendment, Waiver and Termination.  No amendment or termination of this Award Agreement that adversely affects the rights of Participant shall be made by the Partnership at any time without the prior written consent of Participant.  Any provision for the benefit of the Partnership contained in this Award Agreement, the Inducement Plan or the Inducement Provision may be waived, in writing, either generally or in any particular instance, by the Board or the Committee.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.
13.Governing Law.  This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws principles.  Should any provision of this Award Agreement relating to the subject matter hereof be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
14.Interpretive Matters.  Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa.  The term “include” or “including” does not denote or imply any limitation.  The captions and headings used in this Award Agreement are inserted for convenience and shall not be deemed a part of the Inducement Award or this Award Agreement for construction or interpretation.
15.Nature of Payments.  Any and all grants or deliveries of Restricted Units hereunder shall constitute special incentive payments to Participant and shall not be taken into account in computing the amount of salary or compensation of Participant for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Partnership, or (b) any agreement between the Partnership and Participant, except as such plan or agreement shall otherwise expressly provide.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement to be effective as of November 3, 2021.

/s/	Evolve Transition Infrastructure GP LLC, its general partner Charles Ward Chief Financial Officer
Evolve Transition Infrastructure LP By: Evolve Transition Infrastructure GP LLC, its general partner By: /s/ Charles Ward Name:Charles Ward Title:Chief Financial Officer

[Signature Page to Grant Agreement]

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RESTRICTED UNITS SUBJECT TO THE INDUCEMENT AWARD SHALL VEST AND THE FORFEITURE RESTRICTIONS SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF PARTICIPANT’S CONTINUOUS QUALIFICATION AS AN ELIGIBLE PERSON OR AS OTHERWISE PROVIDED IN THIS AWARD AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE INDUCEMENT AWARD).  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AWARD AGREEMENT, THE INCORPORATED PLAN OR THE EMPLOYMENT AGREEMENT SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF PARTICIPANT’S CONTINUOUS SERVICE.  Participant acknowledges receipt of a copy of the Inducement Plan and the Employment Agreement, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Inducement Award subject to all of the terms and provisions hereof and thereof.  Participant has reviewed this Award Agreement, the Inducement Plan and the Employment Agreement in their entirety, has had an opportunity to obtain the advice of tax and legal counsel prior to executing this Award Agreement, and fully understands all provisions of this Award Agreement, the Inducement Plan and the Employment Agreement.  Participant hereby agrees that all disputes arising out of or relating to this Award Agreement, the Inducement Plan and the Inducement Provision shall be resolved in accordance with the Plan.  Participant further agrees to notify the Partnership upon any change in the address for notice indicated in this Agreement.

Dated:  November 3, 2021 Name:  /s/ Randall L. Gibbs

[Signature Page to Grant Agreement]

APPENDIX A

INDUCEMENT PLAN

A-1

APPENDIX B

EMPLOYMENT AGREEMENT

A-2